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                                                                    EXHIBIT 99.1

                     AEROPOSTALE REPORTS JUNE SALES RESULTS

NEW YORK, NEW YORK - JULY 6, 2005 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended July 2, 2005 increased 23.9% to $86.2 million, compared to $69.6 million for the five-week period ended July 3, 2004. The company's comparable store sales increased 2.0% for the month, versus a comparable store sales increase of 21.3% in the year ago period.

Fiscal year to date, total net sales have increased 23.7% to $360.5 million, compared to $291.4 million in the year-ago period. Fiscal year to date, comparable store sales have increased 2.2%, compared to 20.8% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "Our primary objective for the month was to clear through our spring/summer merchandise and position ourselves appropriately for the back to school selling season. In order to achieve this objective, we were more promotional than initially planned. While we are pleased with our total sales and transactions for the month, our gross margins for the month were significantly below last year. Our promotional stance has since normalized and we are comfortable with both the level and composition of our inventory as we head into the key back to school selling season."

The company also updated it guidance today. Based on the company's increased promotional activity during the month, the company now believes it will achieve earnings per share for the second quarter between $0.16 - $0.19 per diluted share versus its previously issued guidance of $0.20-$0.23 per diluted share. The company achieved earnings per share of $0.19 in the second quarter of last year.

To hear the Aeropostale prerecorded June sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #5637324.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. is a fast growing, mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line thorough its website (www.aeropostale.com) or at organized sales events at college campuses.

The first Aeropostale store was opened in 1987. The company currently operates 623 stores in 47 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.